Exhibit 99.1

JLL Income Property Trust

Launches New Share Classes

Chicago (October 7, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.5 billion in portfolio equity and debt investments, announced the launch of four new share classes of their common stock. In keeping with recent industry trends to make alternative investments more available to individual investors, the new share classes provide that broader access while maintaining the fund’s consistent core-focused investment strategy, portfolio composition, and management team.

C. Allan Swaringen, President and CEO of JLL Income Property Trust, stated, “As required by various securities regulations and under the laws of the State of Maryland where we are incorporated, we have filed various amended corporate documents and agreements to allow us to offer these four additional share classes of our common stock. These new share classes offer an investment in the same portfolio as all our other common shares and come with the same rights and benefits as our other private and public share classes. These new shares will not be available through our ongoing public offering registered with the SEC, but we intend to continue to offer our other various share classes of common stock through the continuous public offerings.”
Swaringen noted, “As a leader and innovator in the rapidly evolving market for alternative investments available for private investors, these filings will allow us to meet the needs of the sophisticated investor clients of today’s leading wealth management firms.”

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $84.9 billion of assets in private and public real estate equity and debt investments as of Q1 2025. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com